Exhibit 10.11

AMENDMENT

PARTNERSHIP AGREEMENT

ZEOLYST ENTERPRISES

I.	RECITALS

A.	As of February 1, 1988, Shell Catalyst Ventures Inc. (“SCVI”), formally Shell Polymers and Catalysts Enterprises Inc. (“SPACE”), and PQ Corporation (“PQ”) formed a Kansas general partnership named zeolyst Enterprises (“the Partnership”).

B.	The purpose of the Partnership was generally “to develop Zeolites and Zeolite-containing Catalysts for use in DUAs and ABOs; to cause the zeolite/Catalyst Plant to be operated for manufacture of Zeolites and Zeolite-containing Catalysts; to sell Zeolites and Zeolite-containing Catalysts produced therein and elsewhere for use in DUAs and ABOs within the United States, its possessions and Territories;...”

C.	Subsequent to the formation, and with the consent of PQ in accordance with the Partnership Agreement, SPACE or its successor has assigned its Partnership interest in the Partnership to Affiliates of SCVI so that the current partners and their percentage interests are:

PQ Corporation	50%
Shell Catalyst Ventures Inc.	1%
a Delaware corporation and wholly-owned subsidiary of Shell Oil Company
CRI Zeolites Inc. (“CRIZ”)	49%
a Delaware corporation and wholly-owned subsidiary of CRI International, Inc., a Maryland corporation and 50% owned subsidiary of SCVI.
(All hereinafter referred to as “a Partner” or collectively as “the Partners”.)

D.	The Partners are contemporaneously with this Amendment, directly or through an Affiliate, forming a new partnership outside the United States.

E.	As part of the consideration and agreement to form such partnership the Partners believe it to be in their individual best interests and the best interests of the Partnership to amend the Partnership Agreement in the manner set out below.

F.	Unless otherwise specifically stated in this Amendment, all capitalized terms used in this Amendment shall have the same meaning as in the Partnership Agreement.

II.	AMENDMENTS

A.	Definitions

1. The following definitions shall replace the definitions referenced:

1.1 “SCVI” shall mean SHELL CATALYST VENTURES INC., a Delaware Corporation, a wholly owned subsidiary of Shell Oil Company.

1.1.1 “Affiliate”, with respect to the Shell Partners, shall mean: (a) N. V. Koninklijke Nederlandsche Petroleum Maatschappij, a limited liability company formed under the laws of The Netherlands, (b) “Shell” Transport and Trading Company, Public Limited Company, an English company, and (c) any other company (including a corporation, partnership, joint venture, etc.) which is now or subsequently becomes directly or indirectly affiliated with one or more of the companies named in (a) and (b).

1.40 “PQ Zeolite Business” as used herein shall mean all current PQ zeolite business which utilizes the Specialty Zeolite/Catalyst Plant for manufacture, excluding the present 702 custom product and improvements thereto.

2. The following definitions shall be added to Article I.

1.1a “CRIZ” shall mean CRI ZEOLITES INC., a Delaware Corporation, a wholly owned subsidiary of CRI International, Inc., a Maryland Corporation, a 50% owned subsidiary of SCVI, with the remaining 50% owned by LP Catalyst Holdings Inc., a Delaware Corporation, both of which are Affiliate of Shell Oil Company.

1.1b “Shell Partners” shall mean collectively SCVI and CRIZ, provided that they are Affiliates of Shell Oil Company, as long as each of them holds an interest in the Partnership.

1.46 “SIPM” shall mean SHELL INTERNATIONALE PETROLEUM MAATSCHAPPIJ B. V., limited liability company formed under the laws of the Netherlands.

1.47 “SIRM” shall mean SHELL INTERNATIONALE RESEARCH MAATSCHAPPIJ B. V., a limited liability company formed under the laws of the Netherlands.

1.48 “SICC” shall mean Shell International Chemical Company, a limited liability company formed under the laws of England.

1.50 “SIRM Technology License Agreement” shall mean that agreement between SIRM and the Partnership under which certain SIRM technology and know-how is non-exclusively licensed to the Partnership for use by the Partnership.

1.51 “C4/C5 Olefin Isomerization DUA” shall mean shall mean a process in which the primary intent is the isomerization of normal C4 and/or C5 olefins to iso-C4 and/or iso-C5 olefins.

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1.52 “Pressure Synthesis Zeolites ABO” shall mean those zeolites prepared by a synthesis technique operated at pressures above atmospheric and which are not already encompassed within the DUAs listed in this Article 1.

1.53 “Xylene Isomerization DUA” shall mean a process for isomerization of xylenes.

1.54 “SICC Agency Agreement” shall mean that agreement entered into between SICC and Criterion Catalyst Company L.P. under which Criterion Catalyst Company L.P. will market and sell Zeolite-containing Catalysts outside North America.

3.	All references in the Partnership Agreement to SPACE shall now be changed to Shell Partners, or CRIZ and SCVI, or each of them separably consistent with the context in the Agreement.

4.	Definition 1.38 “Scope of Business” shall be amended to delete the phrase “... all within the United States, its possessions and Territories,”.

B.	Organization

1. Section 2.1 Name. shall be amended such that the name of the Partnership is now “Zeolyst International”.

2. Section 2.2 Purpose. shall be amended to delete the phrase “...within the United States, its possessions and Territories...”, and add after the phrase “... documents referenced herein...” the clause:

“, to enter into an agreement with Zeolyst CV, a limited partnership to be formed under the laws of the Netherlands, for the supply of Zeolites from the Zeolyst CV zeolite plant at Delfzijl, The Netherlands”

C.	Partnership Zeolite Business

1. To Paragraphs 5.1(b) (i), (d) and (e); 5.2 (b) (i) and (c) SIRM shall be added to the entities listed for sharing of information and the receipt of notice.

2. Section 5.4 (a) shall be replaced with the following:

“Zeolite-containing catalyst is intended to be marketed for the partnership by Criterion Catalyst Company L.P., under the terms and conditions of the Shell Sales Agreement, as assigned to Criterion Catalyst Company L.P., and the SICC Agency Agreement or other agreement negotiated between the Partnership and Criterion Catalyst Company L.P., until the end of the first quarter of 1993. A new agreement is expected to be negotiated between the Partnership and Criterion Catalyst company L.P. for approval by the Management Committee whose essential terms are to include a maximum five percent (5%) commission on sales of the Partnership products sold by Criterion Catalyst Company and a further fee payment by the Partnership to Criterion Catalyst Company L.P. equal to $400,000 per year to be paid in equal monthly installments for sales and technical

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service. This non-commission fee payment maximum shall be subject to annual adjustments as negotiated between the parties, but such adjustments will not exceed twenty-five percent (25%) of the previous year’s maximum fee payment. The contract will also set specific sales milestones and provide that the Partnership shall have the option of entering into sales agreements with other parties, or employing marketing personnel if Criterion Catalyst Company L.P. fails to meet the milestones.”

If all of the partnership interest of Criterion Catalyst Company L.P. shall ever come under the direct or indirect control of the Shell Partners or their Affiliates, and the Partnership still has a product marketing agreement with Criterion Catalyst Company L.P., that agreement shall be modified, if necessary, to eliminate any commission on product sales and technical support to sales by employees of Criterion Catalyst Company L. P. in exchange for a fee structure based on total cost reimbursement generally consistent with the Partnership’s then existing agreement with PQ as described in Paragraph 3 below.

3. Section 5.4 (b) shall be replaced as follows:

“Zeolites and other Zeolite-containing products will be marketed for the Partnership by PQ under the terms and conditions of the current Agreement between the Partnership and PQ but on an international basis, until the end of the first quarter of 1993. A new agreement is expected to be negotiated between Partnership and PQ for approval by the Management Committee. Essential terms of the new agreement are expected to include the elimination of commissions to PQ effective March 28, 1993 in exchange for a fee to be paid to PQ equal to the pro-rated sales and technical service employee cost up to maximum of $716,000 per year. Such maximum fee shall be subject to annual adjustments as negotiated between the parties, but such adjustments will not exceed twenty-five percent (25%) of the previous year’s maximum fee payment. The contract will also set specific sales milestones and provide that the Partnership shall have the option of entering into sales agreements with other parties, or employing marketing personnel if PQ fails to meet the milestones.”

4. The word “Special” in the title to Section 5.5 shall be deleted.

5. Section 5.5 (a) shall be replaced with the following:

“The profits and losses of the Partnership will be allocated between PQ and the Shell Partners in accordance with their interest in the Partnership.”

6. Section 5.5 (b) shall be amended by substituting the words “financial results” for the words “profit allocation”.

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D.	Operation and Management

1. A new Paragraph (c) shall be added to Section 6.1 and state as follows:

“(c) The Partnership or an Affiliate of the Partnership will enter into an agreement with SIRM under which SIRM would provide the Partnership or appropriate Affiliate with access to SIRM technology sufficient to make and sell Zeolite-containing Catalysts outside the United States.”

2. A new Section 6.9 shall be added to state as follows:

“6.9 Product Purchase Agreement. The Partnership will enter into a Product Purchase Agreement with Zeolyst C.V. to provide for a preferential call on total plant capacity and to have Zeolyst C.V. available to make and sell to the Partnership all such products in such quantities as needed by the Partnership under terms negotiated between the parties.”

E.	Management Committee

l. Section 9.2 shall be amended by adding new paragraph (c) which shall state:

“(c) To the extent that the Partners have authorized the Management Committee to borrow monies from any third party source, the Management Committee shall establish a debt ceiling for the Partnership and such ceiling and any increase of it shall only be made by unanimous action of the full Management Committee.”

2. Section 9.4 shall be amended to expand the Management Committee to eight (8) members with four (4) members being designated by PQ and four (4) members being designated by the Shell Partners.

3. Effective April 1, 1993, the following amendments to Section 9.7 shall be made.

Section 9.7 shall be amended by striking the first sentence of Paragraph (a) and all of Paragraph (b). At the end of Paragraph (a), the clause “ ... each succeeding calendar year” shall be deleted and a new clause shall be added which reads:

“..., provided that the Partner not providing the President, as set out below, shall have the right to nominate the Chairman.”

A new paragraph (b) shall be substituted and shall read:

“(b) Operating management of the Partnership shall be provided by individuals seconded to the Partnership by the Partners. As of April l, 1993 it is intended that four officers will be initially appointed as follows:

l. A President;

2. A Vice-president of Manufacturing and Zeolite Technology and Sales;

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3. A Vice-president of Sales Coordination (Americas and Far East) and Catalyst Technology Development;

4. A Vice-president of Sales Coordination (Europe and Near East).

“In addition the Management Committee intends to initially establish and fill the position of Manager Manufacturing Economics and Scheduling.

“The term of the President shall be two years and is intended to alternate between PQ and the Shell Partners unless a President’s term is extended by mutual agreement of all of the Partners. For the year 1993 the Shell Partners will nominate the first President and PQ will nominate the Chairman.

“As needed other management positions may be added or deleted by the unanimous action of the Management Committee and all such positions are to be equally staffed by the Partners. All positions will serve at the pleasure of the Management Committee. Annual performance appraisals are required and the continued retention of any individual shall be determined by majority vote of the Management Committee. The retention of the management shall be decided before the end of the first quarter of each calendar year.”

A new Paragraph (f) shall be added to read:

“(f) The appointment of all nominees to management positions in the Partnership under this Section 9.7 (b) shall require the unanimous approval of the Management Committee.”

4. Section 9.10 shall be amended by striking each reference to “officers” so that the restriction on remuneration and reimbursement of expenses shall only apply to members of the Management Committee. A new paragraph shall be add to read:

“The Partners shall continue to be responsible for the employment, compensation and benefits of the individuals appointed by the Management Committee to serve as its officers or other management positions. However the providing Partners shall be reimbursed by the Partnership for the services of the employees appointed to fill each of the positions set out in Section 9.7 (b) above at the rate of 1.00 times the direct salary (not including fringe benefits, bonuses or deferred compensation) of each such employee, prorated for the proportional time spent working for the Partnership in any calendar year. The Partners shall also be reimbursed the actual amount of any business expenses incurred by such employees while serving in such positions and conducting Partnership business for travel, food, lodging, and entertainment.”

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Amendment

Partnership Agreement

III.	COUNTERPARTS AND EXECUTION

This Agreement may be executed in one or more counterparts by the parties hereto, all of which when so executed and delivered to the other parties, shall be deemed originals. All such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Partners hereby agree and adopt this Amendment and make a part of the Partnership Agreement in accordance with Section 20.1 of the Partnership Agreement effective January 1, 1993.

PQ CORPORATION

By	/s/ Dale J. Shinners
Title

SHELL CATALYST VENTURES INC.

By	/s/ R. F. Schimbor
Title	President

CRI ZEOLITES INC.

By	/s/ R. M. Foley
Title	General Manager

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